As filed with the Securities and Exchange Commission on February 13,
        1995

                                           Registration No. 33-_________
        _____________________________________________________________________

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                          _________________________________

                                       FORM S-8
                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933
                          _________________________________

                              THE HILLHAVEN CORPORATION
                (Exact name of registrant as specified in its charter)



                    Nevada                            91-1459952
        (State or other jurisdiction of (IRS Employer Identification Number) incorporation or organization)


        1148 Broadway Plaza, Tacoma, WA                  98402
        (Address of principal executive offices)      (Zip Code)



                              THE HILLHAVEN CORPORATION
                        EMPLOYEE MONTHLY STOCK INVESTMENT PLAN
                              (Full title of the plans)

                                  Richard P. Adcock
                 Senior Vice President, Secretary and General Counsel
                              The Hillhaven Corporation
                                 1148 Broadway Plaza
                              Tacoma, Washington  98402

                       (Name and address of agent for service)

                                    (206) 572-4901
            (Telephone number, including area code, of agent for service)















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                           CALCULATION OF REGISTRATION FEE



      Title of                 Proposed maximum Proposed maximum
     securities  Amount to be   offering price     aggregate       Amount of
       to be     registered       per share        offering       registration
     registered         (1)            (1)       price      (1)       fee

     Common
      Stock
      ($.75 par
      value)      150,000      Not Applicable   Not Applicable     $1,344.84
      and the
      associated
      preferred
      stock
      purchase
      rights

     <F1>  (1)   Pursuant to Rule 457(h), the registration fee was computed on the basis of the market value of the Hillhaven Corporation common stock (and the associated preferred stock purchase rights) in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of such stock on the New York Stock Exchange on February 6, 1995.

          PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3. Incorporation of Documents by Reference

                  The following documents which have been filed by The Hillhaven Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement, as of their respective dates:

                  (a) The Company's Annual Report on Form 10-K for the Fiscal Year ended May 31, 1994;

                  (b) The Company's Quarterly Reports on 10-Q for the fiscal quarters ended August 31, 1994 and November 30, 1994; and

                  (c) The description of the Company's Common Stock and the associated preferred stock purchase rights contained in the Company's Registration Statement (No. 33-48755) on Form S-1 filed with the Commission on June 19, 1992, as amended through the date hereof and the description of amendments to the preferred stock purchase rights contained in the Company's Forms 8-A/A filed with the Commission on January 20, 1995 and on February 13, 1995. The shares of Common Stock being registered hereby may be purchased by participants in the Company's Employee Monthly Stock Investment Plan in accordance with the terms of the plan. Any shares purchased pursuant to the plan will be currently outstanding and may be purchased in open market transactions, from a grantor trust created by the Company as of January 16, 1995, or otherwise.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

          Item 4. Description of Securities.

                  Not required.

          Item 5. Interests of Named Experts

                  None.









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          Item 6. Indemnification of Directors and Officers

                  The Nevada General Corporation Law requires the Company to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in written opinion of a quorum of disinterested directors cannot be obtained.

                  The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director of any other company or enterprise that the person provides services to at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                  The Company has obtained, at its expense, liability insurance for its directors and officers. The insurance covers certain liabilities of the Company's directors and officers arising out of actions taken in their official capacities, subject to certain exclusions. The current coverage limits of the liability insurance are $10 million.

          Item 7. Exemption from Registration Claimed.

                  None.

          Item 8. Exhibits

                  See Exhibit Index.

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          Item 9. Undertakings

                  The Company hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.










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                                        SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on February 13, 1995.


                                   THE HILLHAVEN CORPORATION



                                   By: /s/ Richard P. Adcock
                                       Richard P. Adcock
                                       Senior Vice President and Secretary


                                  POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears in this Registration Statement in any capacity hereby constitutes and appoints Bruce L. Busby, Chris Marker, Robert F. Pacquer and Richard P. Adcock, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

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                  Pursuant to the requirements of the Securities Act of
          1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                 Title                 Date

          /s/ Bruce L. Busby     Chief Executive          February 13, 1995
          Bruce L. Busby          Officer, Chairman of
                                  the Board and
                                  Director

          /s/ Chris Marker       President and Director   February 13, 1995
          Chris Marker

          /s/ Maris Andersons    Director                 February 13, 1995
          Maris Andersons

          /s/ Walter F. Beran    Director                 February 13, 1995
          Walter F. Beran

          /s/ Peter de Wetter    Director                 February 13, 1995
          Peter de Wetter

          /s/ Dinah Jacobs       Director                 February 13, 1995
          Dinah Jacobs

          /s/ Robert F. Pacquer  Senior Vice President    February 13, 1995
          Robert F. Pacquer        and Chief Financial
                                   Officer

          /s/ Jack O. Vance      Director                 February 13, 1995
          Jack O. Vance

          /s/ Michael B. Weitz   Vice President and       February 13, 1995
          Michael B. Weitz        Principal Accounting
                                  Officer

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
                                    EXHIBIT INDEX


          Exhibit No.            Description of Exhibit


          4.1 Form of the Company's Common Stock Certificate (incorporated by reference to
                                 Exhibit 4.3 to the Company's Quarterly
                                 Report on Form 10-Q for the quarter ended
                                 November 30, 1989, as amended)

          4.2                    Amended Restated Articles of
                                 Incorporation of the Company (incorporated by reference to Exhibit J to Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1991, as amended

          4.3 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.02 to the Company's Annual report on Form 10-K for the fiscal year ended May 31, 1994

          24.1                   Consent of KPMG Peat Marwick LLP































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